Exhibit 99.1

China Automotive Systems Reports 90.0% Increase in Net Income Per Share
to $0.57 in the First Six Months of 2023

WUHAN, China, August 11, 2023 -- China Automotive Systems, Inc. (NASDAQ: CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the second quarter and six months ended June 30, 2023.

Second Quarter 2023 Highlights

●	Net sales rose 8.1% year-over-year to $137.4 million from $127.2 million in the second quarter of 2022.
●	Gross profit was $22.7 million, which is stable to $22.7 million in the second quarter of 2022.
●	Income from operations was $7.8 million, compared to income from operations of $7.2 million in the second quarter of 2022.
●	Net income attributable to parent company’s common shareholders was $10.5 million, or diluted earnings per share of $0.35, compared to net income attributable to parent company’s common shareholders of $9.4 million, or diluted earnings per share of $0.31 in the second quarter of 2022

First Six Months of 2023 Highlights

●	Net sales grew by 6.1% year-over-year to $279.7 million, compared to $263.6 million in the first six months of 2022.
●	Gross profit increased by 18.4% year-over-year to $44.3 million, compared to $37.4 million in the first six months of 2022.
●	Income from operations rose by 171.9% year-over-year to $15.5 million compared to income from operations of $5.7 million in the first six months of 2022.
●	Net income attributable to parent company’s common shareholders was $17.3 million, compared to net income attributable to parent company’s common shareholders of $9.4 million in the first six months of 2022;
●	Diluted earnings per share attributable to parent company’s common shareholders increased by 90.0% year-over-year to $0.57, compared to diluted earnings per share attributable to parent company’s common shareholders of $0.30 in the first six months of 2022.
●	Cash and cash equivalents, and pledged cash were $125.5 million, or approximately $4.16 per share, as of June 30, 2023.

Mr. Qizhou Wu, Chief Executive Officer of CAAS, commented, “Our revenue growth accelerated in the second quarter. Most of our divisions reported higher sales and most encouragingly, net sales of our advanced electric power steering (“EPS”) grew by 28.4% year-over-year.”

“According to statistics from the China Association of Automobile Manufacturers, overall automobile sales in China increased by 17.9% year-over-year in the second quarter of 2023 with passenger vehicles sales rising by 19.3% year-over-year and commercial vehicle sales up 10.1% year-over-year. For the six months ended June 30, 2023, overall car sales increased by 9.8% year-over-year as passenger vehicle sales grew 8.8% year-over-year and commercial vehicle sales grew by 15.8% year-over-year.”

“Chinese GDP growth rate for the first half of 2023 was 5.5% year-over-year. The Chinese government recently announced a plan to increase economic growth through policy changes and incentives. The automobile, housing and real estate, tourism and other services sectors were highlighted as key parts of this plan. We are hopeful that new changes and forthcoming policies can help boost consumer confidence and further improve the automotive market,” Mr. Wu concluded.

Mr. Jie Li, Chief Financial Officer of CAAS, commented, “We maintained a strong balance sheet with cash and cash equivalents plus pledged cash of $125.5 million, with working capital of $153.3 million at June 30, 2023. In the first six months of 2023, we used approximately $5.4 million to acquire property, plant and equipment. During the second quarter, we also managed cost reductions by reducing spending in selling, and general and administrative, and research and development expenses.”

Second Quarter of 2023

Net sales increased by 8.1% year-over-year to $137.4 million in the second quarter of 2023, compared to $127.2 million in the second quarter of 2022. Net sales of traditional steering products and parts increased by 1.1% year-over-year to $95.8 million for the second quarter of 2023, compared to $94.8 million for the same quarter in 2022. Net sales of EPS products rose 28.4% year-over-year to $41.6 million from $32.4 million for the same period in 2022. EPS product sales were 30.3% of the total net sales for the second quarter of 2023, compared to 25.5% for the same period in 2022. Export net sales to North American customers decreased by 24.5% year-over-year to $28.9 million in the second quarter of 2023, compared to $38.3 million in the second quarter of 2022. North American sales declined due to less demand and the effects of foreign exchange fluctuations. Sales in Brazil rose 43.5% year-over-year to $12.2 million in the second quarter of 2023 from $8.5 million in the second quarter of 2022.

Gross profit was $22.7 million, which is stable to $22.7 million in the second quarter of 2022. Gross margin in the second quarter of 2023 was 16.5%, compared to 17.9% in the second quarter of 2022. The decrease in gross margin was mainly due to the changes in the product mix.

Gain on other sales was $0.7 million, compared to $2.1 million in the second quarter of 2022.

Selling expenses decreased by 6.7% year-over-year to $3.8 million compared to $4.1 million in the second quarter of 2022, primarily due to lower marketing and office expenses. The appreciation of the USD against RMB also affected expense levels. Selling expenses represented 2.8% of net sales in the second quarter of 2023, compared to 3.2% in the second quarter of 2022.

General and administrative expenses (“G&A expenses”) decreased by 6.9% year-over-year to $5.3 million compared to $5.7 million in the second quarter of 2022, primarily due to reversal of credit losses and the impact of appreciation of the USD against the RMB. G&A expenses represented 3.9% of net sales in the second quarter of 2023, compared to 4.5% of net sales in the second quarter of 2022.

Research and development expenses (“R&D expenses”) decreased by 16.2% year-over-year to $6.6 million compared to $7.9 million in the second quarter of 2022. R&D expenses represented 4.8% of net sales in the second quarter of 2023 compared to 6.2% in the second quarter of 2022.

Other income, net was $2.0 million for the second quarter of 2023, compared to $2.8 million for the three months ended June 30, 2022.

Income from operations was $7.8 million in the second quarter of 2023, compared to income from operations of $7.2 million in the second quarter of 2022. The increase was primarily due to lower operating costs.

Interest expense was $0.3 million in the second quarter of 2023, compared to $0.4 million in the second quarter of 2022.

Net financial income was $4.0 million in the second quarter of 2023, compared to net financial income of $2.5 million in the second quarter of 2022. The change in net financial income was primarily due to the appreciation of the USD against RMB.

Income before income tax expenses and equity in earnings of affiliated companies was $13.4 million in the second quarter of 2023, compared to income before income tax expenses and equity in earnings of affiliated companies of $12.2 million in the second quarter of 2022.

Net income attributable to parent company’s common shareholders was $10.5 million in the second quarter of 2023, compared to net income attributable to parent company’s common shareholders of $9.4 million in the second quarter of 2022. Diluted earnings per share was $0.35 in the second quarter of 2023, compared to $0.31 per share in the second quarter of 2022.

The weighted average number of diluted common shares outstanding was 30,189,537 in the second quarter of 2023, compared to 30,849,009 in the second quarter of 2022.

First Six Months of 2023

Net sales increased by 6.1% year-over-year to $279.7 million in the first six months of 2023, compared to $263.6 million in the first six months of 2022. Six-month gross profit was $44.3 million, compared to $37.4 million in the corresponding period last year. Six-month gross margin was 15.9%, compared with 14.2% in the first six months of 2022. Gain on other sales was $1.4 million in the first six months of 2023, compared to $3.0 million in the corresponding period last year. Income from operations was $15.5 million in the first six months of 2023, compared with income from operations of $5.7 million in the first six months of 2022.

Net income attributable to parent company’s common shareholders was $17.3 million in the first six months of 2023, compared to net income attributable to parent company’s common shareholders of $9.4 million in the corresponding period in 2022. Diluted earnings per share increased by 90.0% year-over-year to $0.57 in the first six months of 2023, compared to diluted earnings per share of $0.30 in the first six months of 2022.

Balance Sheet

As of June 30, 2023, total cash and cash equivalents, and pledged cash were $125.5 million, total accounts receivable including notes receivable, were $234.0 million, accounts payable including notes payable, were $216.7 million and short-term loans were $38.5 million. Total parent company stockholders' equity was $317.8 million as of June 30, 2023, compared to $311.7 million as of December 31, 2022.

Business Outlook

Management has reiterated its revenue guidance for the full year 2023 of $560.0 million. This target is based on the Company's current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on August 11, 2023 at 8:00 A.M. EDT/8:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management's presentation. To participate, please see the dial-in information below, enter the call 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call:

Phone Number: +1-888-506-0062 (North America)

Phone Number: +1-973-528-0011 (International)

Mainland China Toll Free: +86-400-120-3199

Code: 235847

A replay of the call will be available on the Company’s website under the investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People’s Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through eight Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 6 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Fiat Chrysler Automobiles (“FCA”) and Ford Motor Company in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company’s actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 30, 2023, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. Any of these factors and other factors beyond our control, could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations. A prolonged disruption or any further unforeseen delay in our operations of the manufacturing, delivery and assembly process within any of our production facilities could continue to result in delays in the shipment of products to our customers, increased costs and reduced revenue. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

jieli@chl.com.cn

Kevin Theiss

Awaken Advisors

+1-212-521-4050

Kevin@awakenlab.com

-Tables Follow –

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Three Months Ended June 30,
	2023	2022
Net product sales ($13,194 and $9,158 sold to related parties for the three months ended June 30, 2023 and 2022)	$137,410	$127,161
Cost of products sold ($7,311 and $6,496 purchased from related parties for the three months ended June 30, 2023 and 2022)	114,692	104,450
Gross profit	22,718	22,711
Gain on other sales	742	2,105
Less: Operating expenses
Selling expenses	3,794	4,068
General and administrative expenses	5,271	5,662
Research and development expenses	6,606	7,886
Total operating expenses	15,671	17,616
Income from operations	7,789	7,200
Other income, net	1,963	2,804
Interest expense	(276)	(370)
Financial income, net	3,963	2,543
Income before income tax expenses and equity in earnings of affiliated companies	13,439	12,177
Less: Income taxes expense	1,487	3,156
Add: Equity in (loss)/earnings of affiliated companies	(484)	914
Net income	11,468	9,935
Less: Net income attributable to non-controlling interests	995	500
Accretion to redemption value of redeemable non-controlling interests	(7)	(7)
Net income attributable to parent company’s common shareholders	$10,466	$9,428
Comprehensive income:
Net income	$11,468	$9,935
Other comprehensive income:
Foreign currency translation loss, net of tax	(16,886)	(19,055)
Comprehensive loss	(5,418)	(9,120)
Comprehensive loss attributable to non-controlling interests	(80)	(642)
Accretion to redemption value of redeemable non-controlling interests	(7)	(7)
Comprehensive loss attributable to parent company	$(5,345)	$(8,485)

Net income attributable to parent company’s common shareholders per share -

Basic	$0.35	$0.31
Diluted	$0.35	$0.31

Weighted average number of common shares outstanding -
Basic	30,185,702	30,847,706
Diluted	30,189,537	30,849,009

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Six Months Ended June 30,
	2023	2022
Net product sales ($26,770 and $20,162 sold to related parties for the six months ended June 30, 2023 and 2022)	$279,653	$263,557
Cost of products sold ($14,326 and $14,036 purchased from related parties for the six months ended June 30, 2023 and 2022)	235,317	226,112
Gross profit	44,336	37,445
Gain on other sales	1,395	3,036
Less: Operating expenses
Selling expenses	7,178	8,380
General and administrative expenses	10,024	10,416
Research and development expenses	12,996	16,023
Total operating expenses	30,198	34,819
Income from operations	15,533	5,662
Other income, net	3,465	6,323
Interest expense	(525)	(772)
Financial income, net	3,541	4,558
Income before income tax expenses and equity in earnings of affiliated companies	22,014	15,771
Less: Income taxes expense	2,316	4,114
Add: Equity in loss of affiliated companies	(347)	(1,573)
Net income	19,351	10,084
Less: Net income attributable to non-controlling interests	2,050	700
Accretion to redemption value of redeemable non-controlling interests	(15)	(15)
Net income attributable to parent company’s common shareholders	$17,286	$9,369
Comprehensive income:
Net income	$19,351	$10,084
Other comprehensive income:
Foreign currency translation loss, net of tax	(12,332)	(17,618)
Comprehensive income/(loss)	7,019	(7,534)
Comprehensive income/(loss) attributable to non-controlling interests	1,241	(353)
Accretion to redemption value of redeemable non-controlling interests	(15)	(15)
Comprehensive income/(loss) attributable to parent company	$5,763	$(7,196)

Net income attributable to parent company’s common shareholders per share -

Basic	$0.57	$0.30
Diluted	$0.57	$0.30
Weighted average number of common shares outstanding -
Basic	30,185,702	30,849,730
Diluted	30,191,309	30,850,859

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Balance Sheets

(In thousands of USD unless otherwise indicated)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$95,620	$121,216
Pledged cash	29,921	37,735
Accounts and notes receivable, net - unrelated parties	217,493	214,308
Accounts and notes receivable, net - related parties	16,547	10,016
Inventories	100,262	112,236
Other current assets	28,063	25,207
Total current assets	487,906	520,718
Non-current assets:
Property, plant and equipment, net	99,347	106,606
Land use rights, net	9,080	9,555
Long-term investments	62,179	59,810
Other non-current assets	26,065	17,663
Total assets	$684,577	$714,352

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term loans	$38,457	$45,671
Accounts and notes payable-unrelated parties	205,951	218,412
Accounts and notes payable-related parties	10,762	16,695
Accrued expenses and other payables	45,972	48,311
Other current liabilities	33,458	35,106
Total current liabilities	334,600	364,195
Long-term liabilities:
Long-term tax payable	8,781	15,805
Other non-current liabilities	6,761	6,937
Total liabilities	$350,142	$386,937

Commitments and Contingencies

Mezzanine equity:
Redeemable non-controlling interests	598	582

Stockholders’ equity:
Common stock, $0.0001 par value - Authorized - 80,000,000 shares; Issued – 32,338,302 and 32,338,302 shares as of June 30, 2023 and December 31, 2022, respectively	$3	$3
Additional paid-in capital	63,731	63,731
Retained earnings-
Appropriated	11,851	11,851
Unappropriated	264,460	247,174
Accumulated other comprehensive income	(14,936)	(3,413)
Treasury stock – 2,152,600 and 2,152,600 shares as of June 30, 2023 and December 31, 2022, respectively	(7,695)	(7,695)
Total parent company stockholders’ equity	317,414	311,651
Non-controlling interests	16,423	15,182
Total stockholders’ equity	333,837	326,833
Total liabilities, mezzanine equity and stockholders’ equity	$684,577	$714,352

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income	$19,351	$10,084
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	9,528	12,012
(Reversal)/provision of credit losses	(459)	527
Deferred income taxes	237	2,945
Equity in loss of affiliated companies	347	1,573
Loss on fixed assets disposals	15	46
(Increase)/decrease in:
Accounts and notes receivable	(18,323)	(4,333)
Inventories	8,355	896
Other current assets	(904)	(1,218)
Increase/(decrease) in:
Accounts and notes payable	(10,323)	(6,156)
Accrued expenses and other payables	(604)	(2,643)
Long-term taxes payable	(5,268)	(2,809)
Other current liabilities	(2,004)	3,560
Net cash (used in)/provided by operating activities	(52)	14,484
Cash flows from investing activities:
(Increase)/decrease in demand loans included in other non-current assets	(14)	291
Cash received from property, plant and equipment sales	582	572
Payments to acquire property, plant and equipment (including $2,022 and $2,143 paid to related parties for the six months ended June 30, 2023 and 2022, respectively)	(5,438)	(7,881)
Payments to acquire intangible assets	(2,361)	(41)
Investment under the equity method	(7,729)	(5,480)
Purchase of short-term investments	(40,491)	(59,758)
Proceeds from maturities of short-term investments	30,822	45,150
Cash received from long-term investment	583	2,704
Net cash used in investing activities	(24,046)	(24,443)
Cash flows from financing activities:
Proceeds from bank loans	34,280	35,852
Repayments of bank loans	(39,836)	(32,916)
Repayments of the borrowing for sale and leaseback transaction	—	(1,130)
Repurchase of common shares	—	(196)
Net cash (used in)/ provided by financing activities	(5,556)	1,610
Effects of exchange rate on cash, cash equivalents and pledged cash	(3,756)	(7,327)
Net decrease in cash, cash equivalents and pledged cash	(33,410)	(15,676)
Cash, cash equivalents and pledged cash at beginning of the period	158,951	159,498
Cash, cash equivalents and pledged cash at end of the period	$125,541	$143,822